Exhibit 10.11

MEDTRONIC PLC

MEDTRONIC INCENTIVE PLAN

(As amended and restated effective January 26, 2015)

SECTION 1.

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. Medtronic, Inc., a Minnesota corporation (“Medtronic”) and a subsidiary of the Company, previously established the Medtronic Incentive Plan effective as of April 26, 2003 (the “Effective Date”), as amended and restated as of January 1, 2008. On June 15, 2014, Medtronic entered into a Transaction Agreement with Covidien plc and the other parties named therein to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”). In connection with the Transaction, Medtronic plc, an Irish public limited company (the “Company”) hereby adopts and amends and restates the Plan, effective January 26, 2015 (the “Restatement Date”).

1.2 Purpose of the Plan. The Plan is designed to motivate employees to achieve the Company’s primary annual objectives as reflected in the Company’s annual operating plan by providing the opportunity for incentive compensation in addition to annual salaries.

The Plan is intended to amend, incorporate and restate prior incentive compensation plans established by Medtronic, Inc., including the Management Incentive Plan and the Employee Incentive Plan. The terms of the Plan, as set forth herein, shall apply to awards granted under the Plan on and after the Restatement Date. Awards granted under the Company’s incentive compensation plans in effect prior to the Effective Date shall be governed by the terms of such plans.

SECTION 2.

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award of incentive compensation (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 4.6 to increase, reduce or eliminate the award determined by the Payout Formula.

2.2 “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company or any successor provision, and any joint venture in which the Company or any such “parent corporation” or “subsidiary corporation” owns a controlling equity interest. “Parent corporation” shall have the meaning set forth in Sections 424(e) of the Code. “Subsidiary corporation” shall have the meaning set forth in section 155 of the Companies Act

1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a subsidiary corporation unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Compensation Committee of the Board or its delegate as set forth in Section 3.4 hereof.

2.6 “Company” has the meaning set forth in the preamble.

2.7 “Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or, in the case of a Participant employed by a non-U.S. Affiliate or in a non-U.S. location, under any retirement plan or long-term disability plan of the Company or such Affiliate applicable to such Participant, or as otherwise determined by the Committee.

2.8 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.9 “Fiscal Year” means the fiscal year of the Company.

2.10 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.11 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 4.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.12 “Performance Period” means generally, the Fiscal Year. However, the Committee may, at its discretion, designate a shorter period.

2.13 “Plan” means the Medtronic plc Medtronic Incentive Plan, as set forth herein and as hereafter amended from time to time.

2.14 “Retirement” means retirement of an Employee as defined under any retirement plan of the Company or an Affiliate of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided the Employee has been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any retirement plan of the Company or any Affiliate applicable to the Employee due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

2.15 “Salary” of a Participant for a Performance Period, means the Participant’s eligible earnings during such period, determined in accordance with the normal payroll practices of the Company (or an Affiliate, as the case may be):

a. including:

i. base salary;

ii. any other individual performance-based forms of compensation such as lump sum merit, development or promotional payments;

iii. the amount of any reduction in Salary to which a Participant has agreed as part of any plan of the Company or its Affiliates to use the amount of such reduction to purchase benefits under a cafeteria plan under Code Section 125, a transportation fringe benefit plan under Code Section 132(f), or in connection with any qualified cash or deferred arrangement under Code Section 401(k);

iv. any Participant payments by salary reduction or its equivalent to a nonqualified deferred compensation plan sponsored by the Company or its Affiliates; and

v. if applicable, overtime, sick pay, and shift differentials; but

b. excluding: (i) any discretionary bonuses (such as hiring bonuses); (ii) workers compensation payments; (iii) short-term disability benefit payments from a third party; (iv) long-term disability benefit payments; (v) other payments made by a third party; (vi) service awards; (vii) tuition reimbursements; (viii) relocation allowances; (ix) severance payments; (x) any one-time payment, or other payment not directly related to base salary (such as referral bonuses, incentive payments for a current Performance Period or prior Performance Period and other similar payments); (xi) payments of deferred compensation, whether qualified or nonqualified; (xii) payments made to the Participant under the Company’s salary continuance plan for absence due to illness, injury, or approved medical leave of absence; and (xiii) expatriate allowances.

2.16 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Salary or a specific dollar amount, as determined by the Committee in accordance with Section 4.2 hereof.

2.17 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not limited to, a termination by resignation, discharge, death, Disability, Retirement, or the cessation of Affiliate status, whether through sale, decrease in equity ownership or otherwise, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3.

ADMINISTRATION

3.1 Committee is the Administrator. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by the Board.

3.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be Participants, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.4 Chief Executive Officer Oversight and Delegation. The Committee may delegate all or any part of its authority to other Board members or employees of the Company and its Affiliates. Unless the Committee determines otherwise, the Committee shall be treated as having delegated its authority to the Company’s Chief Executive Officer (“CEO”) to the fullest extent permitted hereunder. The CEO may make such determinations and take such actions within the scope of such delegation as the CEO deems necessary. In his or her sole discretion, the CEO may delegate all or part of the CEO’s authority and powers under the Plan to one or more directors, officers, or other employees of the Company on such terms and conditions as he or she may provide.

3.5 Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the CEO delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

SECTION 4.

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

4.1 Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period based upon the recommendation of appropriate management. In addition, the Committee, in its sole discretion, shall determine whether Employees who are hired after the commencement of a Performance Period shall participate in the Plan for that Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.2 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant, which shall be set forth in writing. The amount of each Participant’s Target Award shall be determined by the Committee in its sole discretion, based upon the Participant’s level of responsibility within the Company or such other objective criteria as the Committee may determine is appropriate.

4.3 Determination of Performance Objectives. The Committee, in its sole discretion, shall establish the Performance Objectives for the Performance Period. Such Performance Objectives shall be set forth in writing. “Performance Objectives” means the Corporate Financial Performance, Sector Financial Performance, and/or Unit/Individual Performance Category goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to the Participants for a Target Award for a Performance Period. As determined by the Committee, the Performance Objectives for any Target Award applicable to the Participants may provide for a targeted level or levels of achievement in the Performance Categories using one or more financial or other measures. The Performance Objectives may differ from award to award.

Minimum threshold(s) may be set by the Committee for any or all of the Performance Categories (as defined in Section 4.4) for a Participant, below which no Actual Awards may be payable to the Participant for that Category.

A Participant may be assigned multiple Performance Objectives in the same Performance Category. In such cases the Performance Objectives shall be given a percentage weight that is dependent on the assessment of the importance of the Performance Objective and the sum of the percentage weights in a Performance Category shall equal 100%.

4.4 Determination of Payout Formula or Formulas. The Committee, in its sole discretion, shall establish a Payout Formula or Formulas for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a combination of Performance Categories (as defined below) designated for the Participant, (c) be based on a comparison of actual performance to the Performance Objectives, (d) provide for the payment of a Participant’s Target Award if the Performance Objectives for the Performance Period are achieved, and (e) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Objectives.

Each Participant’s entitlement to an Actual Award will be based on one or more of the percentage-weighted combination(s) of the performance of the Company as a whole (“Corporate Financial Performance”), the Participant’s sector (“Sector Financial Performance”), and/or the Participant’s Unit (e.g., business unit, division, work group, department, country, geography, etc.) and/or individual performance (“Unit/Individual Performance”) (each defined as a

“Performance Category”). The Committee shall designate for each Participant in the Plan a combination of Performance Categories based upon the level of impact and responsibility the Participant’s job has on corporate, sector and/or business unit specific financial results and/or individual performance. The Participant’s Payout Formula shall include one or a combination of the foregoing Performance Categories. For instance, the Payout Formula for Participant A may contain only the Corporate Financial Performance Category, in which case the Participant’s Payout Formula would be based solely on attainment of Performance Objectives in the Corporate Financial Performance Category. Likewise, the Payout Formula for Participant B may contain both the Corporate Financial Performance Category and Sector Financial Performance Category, and the Participant’s Payout Formula would be based on attainment of Performance Objectives in both the Corporate Financial Performance Category and the Sector Financial Performance Category.

4.5 Date for Determinations. The Committee shall make all determinations under Section 4.1 through 4.4 on or before the 90th day of each Performance Period, but in no event after 25% of the applicable Performance Period has elapsed.

4.6 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Objectives applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) increase the Actual Award payable to any Participant above that which otherwise would be payable under the Payout Formula, and (c) as further set forth in Section 5.4 below, determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant to Section 5.2 below.

SECTION 5.

PAYMENT OF AWARDS

5.1 Right to Receive Payment. The Company and its Affiliates shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to the payment hereunder shall be no greater than the rights of the Company’s unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company and its Affiliates.

5.2 Timing of Payment. A Participant’s Actual Award for a Performance Period shall be paid to him or her within two and one-half months following the close of the Fiscal Year. A Participant may, however, elect to defer or exchange some or all of his or her Actual Award under other Company plans in effect at that time.

5.3 Form of Payment. Except as set forth in Section 5.2, payment of an Actual Award shall be in cash in the form of a lump sum.

5.4 Termination of Employment During Performance Period.

a. If the Participant’s employment is terminated during a Performance Period due to the Participant’s death, Disability, or Retirement, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a pro rata portion of the Actual Award for which the Participant otherwise would have been eligible, determined at the end of the applicable Performance Period based upon the portion of the Performance Period the Participant was employed by the Company or Affiliate.

b. Following a Termination of Employment during a Performance Period, or after completion of a Performance Period but prior to the time an Actual Award is paid, for any reason other than death, Disability or Retirement, a Participant’s eligibility to receive an Actual Award for such Performance Period shall be determined solely at the discretion of the Committee. No such Actual Award may exceed a pro rata portion of the Actual Award for which the Participant otherwise would have been eligible, determined at the end of the applicable Performance Period based upon the portion of the Performance Period the Participant was employed by the Company or Affiliate.

c. Notwithstanding anything in this Section 5.4 to the contrary, a Participant shall not be entitled to any Actual Award for a Performance Period if the Participant’s employment is terminated by the Company or Affiliate during the Performance Period or during the period between the end of the Performance Period and the date on which the Actual Award is otherwise payable to the Participant for the following reasons: (a) failure to comply with any material policies and procedures of the Company or Affiliate; (b) conduct reflecting dishonesty or disloyalty to the Company or Affiliate, or which may have a negative impact on the reputation of the Company or Affiliate; (c) allegation of commission of a felony, theft or fraud, or violations of law involving moral turpitude; or (d) failure to perform the material duties of his or her employment. If a Participant’s employment is terminated for any of the foregoing reasons, the time at which the Participant ceases to be an employee for purposes of this Section 5.4 shall mean the time at which such Participant is instructed or notified to cease performing his or her job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee.

5.5 Beneficiary. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Company, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant’s death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant’s death without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the authorized representatives of the Company prior to the Participant’s death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant’s estate.

SECTION 6.

CHANGE IN CONTROL

6.1 Calculation of Awards. Notwithstanding any other provisions of the Plan (including, without limitation, minimum thresholds provided under Section 4.3 and the provisions of Section 5.4, none of which shall apply), if a Change in Control (as defined below) occurs during a Performance Period, each Participant shall be entitled to an Actual Award under the Plan for the full Performance Period (typically 12 months), calculated in accordance with Section 4.6, but with payment accelerated to the time of the Change in Control. A Participant’s Actual Award for such Performance Period shall be the greater of (a) the Target Award for which the Participant would have been eligible had the Participant’s Salary, determined as of the day immediately prior to the Change in Control, remained the same throughout the Performance Period; or (b) if the Change in Control occurs after the first quarter of a Fiscal Year, the Actual Award that the Participant would have received if (i) no Change in Control had occurred during such Fiscal Year, (ii) the Participant’s Salary, determined as of the day immediately prior to the Change in Control, remained the same throughout the Performance Period, and (iii) the achievement of the Participant’s Performance Objectives for the Performance Period had equaled the performance most recently projected by the Company for such Performance Period prior to the Change in Control, adjusted to exclude: (A) all non-recurring or special charges incurred by the Company during the Performance Period; (B) all legal, accounting, investment banking and other costs and expenses incurred or projected by the Company in connection with, or in opposition to, the events resulting in the Change in Control; and (C) the projected effect of the Change in Control upon the achievement of Participant’s Performance Objectives.

6.2 Definition. For purposes of this Section 6, a “Change in Control” means:

a. Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding ordinary shares of the Company, par value $0.0001, as such par value may be adjusted from time to time (the “Outstanding Company Ordinary Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of clause (c) below; or

b. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c. Consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) and the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of (A) the entity resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding ordinary shares and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

d. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.

6.3 Payment of Awards. Actual Awards shall be paid under this Section 6 within two and one-half months following the date of the first Change in Control to occur during the Performance Period. Notwithstanding the preceding sentence, a Participant may, however, elect to defer or exchange some or all of his or her Actual Awards under other Company plans in effect at that time.

SECTION 7.

GENERAL PROVISIONS

7.1 Tax Withholding. The Company or an Affiliate shall have the right to deduct from any payment made under the Plan any federal, state, local or non-U.S. income, payroll or other taxes required by law to be withheld with respect to such payment.

7.2 No Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate of the Company, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

7.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

7.4 Release. Any payment of an Actual Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company and its Affiliates in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company and its Affiliates for payments under the Plan.

7.5 Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated website.

7.6 Benefits Not Transferable. Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

7.7 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger or consolidation of all or substantially all of the business or assets of the Company or such Affiliate, or otherwise.

7.8 Actions and Decision Regarding the Business or Operations of the Company. Notwithstanding anything in the Plan to the contrary, none of the Company, its Affiliates, nor any of their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

SECTION 8.

AMENDMENT, TERMINATION AND DURATION

8.1 Plan Amendment or Suspension. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Committee.

8.2 Plan Termination. This Plan shall terminate upon the adoption of a resolution of the Committee terminating the Plan.

8.3 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Sections 8.1 and 8.2 (regarding the Board’s right to amend or terminate the Plan, respectively), shall remain in effect thereafter.

SECTION 9.

LEGAL CONSTRUCTION

9.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.3 Requirements of Law. The granting and payment of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.4 Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and rights relating to the Plan and to awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Minnesota.